EXHIBIT 23.1.

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We consent to the incorporation by reference in the registration statement (No. 333-81614) on Form S-8 of VCA Antech, Inc. of our report dated February 20, 2003, with respect to the consolidated balance sheets of VCA Antech, Inc., and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit), comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule included herein. Our report refers to a change in accounting for goodwill and other intangible assets.

/s/ KMPG LLP

KPMG LLP

Los Angeles, California

March 24, 2003